Exhibit 99.1

American Midstream Reports Second Quarter 2017 Results

HOUSTON, TX – August 8, 2017 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream”, “AMID” or the “Partnership”) today reported financial results for the three months and six months ended June 30, 2017.

•	Declared twenty-fourth consecutive quarterly distribution since IPO

•	Announces multiple, accretive growth transactions; continued execution on capital optimization strategy

•	Expects to be at the higher end of the 2017 guidance range, material increase in 2018 Adjusted EBITDA

Net loss attributable to the Partnership was $29.2 million for the three months ended June 30, 2017 as compared to $10.4 million for the same period in 2016. The increase in net loss of $18.8 million was due to an increase of $7.8 million in our corporate expenses primarily relating to transaction and merger related costs, which are mostly reimbursed by our general partner as well as an increase in our interest expense of $6.5 million due to a higher average debt balance. Segment gross margin was $79.3 million for the three months ended June 30, 2017 as compared to $81.1 million for the same period in 2016. The decrease of $1.8 million was primarily due to lower margins in our Propane segment from warmer than normal weather, offset by increases in our Offshore segment from higher earnings from our Delta House and Destin/Okeanos joint ventures.

Adjusted EBITDA was $44.5 million for the three months ended June 30, 2017 as compared to $54.5 million for the same period in 2016. The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.

Distributable Cash Flow (“DCF”) was $21.8 million for the three months ended June 30, 2017 as compared to $41.6 million for the same period in 2016. The decrease of $19.8 million was primarily due to increased interest expense due from higher debt balances and decreased and timing of the distributions from our joint ventures. The Partnership maintained a quarterly distribution of $0.4125 per common unit, or $1.65 per common unit on an annualized basis, representing distribution coverage of approximately 1.0 times. The second quarter 2017 distribution represents the Partnership’s twenty-fourth consecutive quarterly distribution since its initial public offering and will be paid August 14, 2017 to unitholders of record on August 7, 2017.

Reconciliations of non-GAAP financial measures for gross margin, Adjusted EBITDA, Segment operating margin, and DCF to Net loss attributable to the Partnership are provided within this press release.

EXECUTIVE COMMENTARY

“We are pleased with the continued success of our core businesses. We are seeing increased drilling activity in the Lavaca and Permian basins, setting the stage for accelerated growth in the second half of 2017,” stated Lynn Bourdon III, President and Chief Executive Officer. “At the beginning of this year, we communicated our strategy to align the Partnership’s assets, conduct non-core asset sales and reallocate capital to our cores areas with the greatest long-term value. We are pleased with the advancements taken to execute upon this strategy and the impact on the long-term performance of the Partnership. The sale of our propane business coupled with the acquisitions of Viosca Knoll and Panther demonstrate the Partnership’s rapid execution against this strategy.”

SEGMENT PERFORMANCE

Gas Gathering and Processing

Segment gross margin was $12.7 million for the three months ended June 30, 2017 as compared to $13.3 million for the same period in 2016. The decrease in gross margin of $0.6 million, or (4.5)%, was mostly due to decreased volumes on our Lavaca system from lower drilling activity and partially offset by additional NGL volumes from new contracts at our Longview processing plant attributable to higher producer activity resulting in a material increase in our truck and rail volumes of 199 Mgal/d in 2017 compared to 107 Mgal/d. All of these contributed to higher NGL production at Longview of 399 MMcf/d in 2017 compared to 348 MMcf/d, a 14.6% increase.

Liquid Pipelines and Services

Segment gross margin was $6.7 million for the three months ended June 30, 2017 as compared to $9.4 million for the same period in 2016. The decrease of $2.7 million or (28.7)% was mostly due to less favorable marketing spreads and optimization opportunities in West Texas for Crude Oil Supply and Logistics (COSL) in the second quarter of 2016 and lower throughput on our Bakken system. Partially offsetting these decreases was an increase in volumes of 10.3% on our Silver Dollar Pipeline system of 27.8 Mbbls/d in 2017 compared to 25.2 Mbbls/d in 2016 as we continue to have increased producer activity as several new wells came online from our anchor producers in the second quarter of 2017.

Natural Gas Transportation Services

Segment gross margin was $5.6 million for the three months ended June 30, 2017 as compared to $3.8 million for the same period in 2016. The increase of $1.8 million or 47.4% was mostly due to new firm transportation contracts on our MLGT system with volumes of 140 MMcf/d in 2017 compared to 68 MMcf/d in 2016, an increase of 106% and increased volumes on our AlaTenn system with volumes of 67 MMcf/d in 2017 compared to 49 MMcf/d in 2016, an increase of 37%, as well as positive operating efficiencies from the completion of the Natchez line.

Offshore Pipelines and Services

Segment gross margin was $25.6 million for the three months ended June 30, 2017 as compared to $20.6 million for the same period in 2016. The increase of $5.0 million or 24.3% was mostly due to an increase in earnings in unconsolidated affiliates as a result of higher Delta House volumes of 111MBOE/d in 2017 compared to 91MBOE/d in 2016, an increase of 22%. The volume increase is due to new production that came online in October 2016, and an increase in volumes on Okeanos of 251 Mdth/d in 2017 compared to 235 Mdth/d in 2016, an increase of 7%. Partially offsetting these increases was a decline on our HPGT system as it returned to normal levels in the second quarter of 2017 from the last years increased volumes due to a third-party plant outage in the second quarter of 2016 and a decline due to several days of production downtime due to Tropical Storm Cindy in June 2017.

Terminalling Services

Segment gross margin was $10.8 million for the three months ended June 30, 2017 as compared to $11.6 million for the same period in 2016. The decrease of $(0.8) million or (6.9)% was mostly due to timing in sales of our butane blending volumes at our North Little Rock terminal partially offset due to contracted capacity from increased customer demand at our specialty product terminals that increased 2.4% to 5.1 million barrels.

Propane Marketing and Services

Segment gross margin was $18.0 million for the three months ended June 30, 2017 as compared to $22.3 million for the same period in 2016. The decrease of $4.3 million or (19.3%) was mostly due to lower NGL sales due to temperatures that were 14% warmer than normal and 16% warmer than the same period of 2016 and lower oilfield service activities.

CORPORATE

Corporate expenses were $30.1 million for the three months ended June 30, 2017 as compared to $22.3 million for the same period in 2016. The increase is primarily related to $9.0 million of transaction and merger related costs associated with the acquisition of JP Energy Partners, LP and numerous corporate development efforts associated with our capital optimization plan. Pro forma for the transaction and merger related costs, second quarter corporate expenses were approximately $18 million, down 5% compared to the same period last year.

Interest expense was $17.1 for the three months ended June 30, 2017 as compared to $10.6 million for the same period in 2016. The increase in interest expense is associated with higher average debt balances from the merger with JP Energy as well as higher average interest costs from a more flexible capital structure from the issuance of $300 million of senior unsecured notes.

In conjunction with the merger agreement between AMID and JP Energy Partners, LP, affiliates of ArcLight Capital Partners, LLC (“ArcLight”), the majority owner of our general partner, have committed to providing support of $15.1 million in the second quarter of 2017 in connection with the $25 million support agreement.

In recognition of the historically warm weather amplified by the seasonality of the Propane Marketing and Services segment and with the sale of the Propane business expected to close in the third quarter of 2017, the Partnership expects its need for future support to be materially reduced or eliminated in subsequent quarters.

BUSINESS HIGHLIGHTS

During the second quarter, AMID made considerable progress in executing a strategy of simplifying its businesses and growing distributable cash flow. The Partnership may continue to evaluate the monetization of additional assets to serve as a source of capital to fund the Partnership’s growth projects and acquisitions while minimizing external capital. Any further assets sales will be a continuation of the Partnership’s strategy to focus its efforts to create operational density within its core Gulf of Mexico, East Texas, Permian Basin and Southeasts’ infrastructure assets.

Potential sales will allow the Partnership to accelerate growth at accretive multiples that will increase distributable cash flows. Via this capital redeployment, the Partnership expects to meaningfully increase Adjusted EBITDA while enhancing balance sheet metrics. AMID expects that substantially all proceeds from the Propane sale will be reallocated within the third quarter of 2017, further enhancing the Partnership’s cash flow profile.

Acquisition of Viosca Knoll

On June 2, 2017, the Partnership acquired the Viosca Knoll System (“Viosca Knoll”) from Genesis Energy, L.P. for total consideration of approximately $32 million. The acquisition was funded with the Partnership’s revolving credit facility. The Viosca Knoll System serves producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico and connects to several major delivery pipelines including AMID’s High Point and Destin pipelines. Viosca Knoll is capable of bi-directional flow, providing operational flexibility and additional gathering opportunities for current and future producers. This acquisition is a major step toward creating the premier Gulf super system by which shippers can deliver volumes to multiple, Gulf Coast processing facilities.

Sale of Propane Marketing and Services

On July 21, 2017, the Partnership entered into a definitive agreement to divest 100% of its Propane Marketing and Services (“Propane”) business, including Pinnacle Propane’s 40 service locations; Pinnacle Propane Express’ cylinder exchange business and related logistic assets; and the Alliant Gas utility system to SHV Energy N.V. for $170 million in cash. The transaction is expected to close in the third quarter of 2017. With proceeds from the sale, the Partnership plans to redeploy capital into its previously discussed core operating areas creating greater operational density.

Formation of Cayenne Joint Venture

On August 7, 2017, the Partnership entered into a joint venture agreement with Targa Midstream Services LLC (“Targa”) creating Cayenne Pipeline, LLC (“Cayenne”). Cayenne will transport Y-grade NGLs from the Targa-operated Venice Energy Services Company, LLC gas processing plant to Enterprise Products’ pipeline at Toca, Louisiana, for delivery to Enterprise Products’ Norco Fractionator. The Cayenne joint venture converts an underutilized natural gas pipeline to high value, natural gas liquids service. The project is supported by a 15-year dedication for all NGL production from Targa’s 750 MMcf/d Venice plant with inlet from six offshore pipelines in the Gulf of Mexico, including the prolific deep-water Mississippi Canyon area. The pipeline will have initial capacity of more than over 40 MBbls/d with the ability to be increased to well over 50,000 MBbls/d. The project has received necessary change of service permits and is expected to be fully operational by year end 2017. AMID and Targa will each have 50% economic interests and 50% voting rights, respectively with Targa serving as the operator of the venture. The joint venture is expected to be brought into service at a highly attractive cashflow multiple that is consistent with AMID’s strategy of allocating capital and increasing scale to accretive projects without the need for external capital.

Acquisition of Panther

This morning, the Partnership announced the simultaneous acquisition and closing of 100% assets in Panther Asset Management, LLC (“Panther”) for a total consideration of approximately $52 million. The underlying assets acquired are highly complementary with AMID’s core Gulf of Mexico assets as a substantial portion of Panther’s cash flows are generated by AMID joint ventures. AMID will acquire Panther’s 33.3% equity interests in Main Pass Oil Gathering (“MPOG”), as well as, Panther’s 40% equity interest in American Panther, LLC (“AmPan”). These assets provide transportation services in the Main Pass, Viosca Knoll and Mississippi Canyon areas with onshore Louisiana delivery to either Delta or Cypress pipelines to the Empire Terminal. AmPan provides crude oil and natural gas transportation services from the South Marsh Island area offshore to an onshore station near Henry Hub in Vermillion Parish, LA for crude oil and the Henry Hub for natural gas.

2017 ADJUSTED EBITDA AND CAPITAL EXPENDITURE OUTLOOK

The Partnership affirms previously announced 2017 guidance. 2017 Adjusted EBITDA is expected to be in the range of $190 million to $205 million. Non-acquisition growth capital spending is expected to be in the range of $65 million to $85 million with maintenance capital in the range of $12 million to $16 million. Annualized distribution coverage is expected to be in the range of 1.1 to 1.2 times. Based on anticipated outcomes of the Partnership’s growth strategy and other opportunities it is pursuing, American Midstream expects a material increase in 2018 Adjusted EBITDA.

CAPITAL MANAGEMENT

As of June 30, 2017, the Partnership had approximately $1.0 billion of total debt outstanding, comprised of $678.0 million outstanding under its senior secured revolving credit facility, $292.6 million outstanding under its 8.5% unsecured senior notes and $55.3 million outstanding under its 3.77% non-recourse secured senior notes. The Partnership had leverage of approximately 4.8 times with a maximum leverage ratio of 5.5 times. For the three months ended June 30, 2017, capital expenditures totaled $24.1 million, including $2.1 million of maintenance capital expenditures.

For the second quarter 2017, the Partnership’s Series C and D Preferred Units will be paid in cash. Series A Preferred Units will be paid 50% cash and 50% paid-in-kind. All Preferred Units will be paid at a rate consistent with the common limited partner units of $0.4125 per unit.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity price changes associated with natural gas, natural gas liquids, crude oil and interest rates. In order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $550 million in interest rate swaps at an average rate of 1.3% extending from 2017 through 2022.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Tuesday, August 8, 2017 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Tuesday, August 8, 2017
Time:	10:00 AM ET / 9:00 AM CT
Dial-In Numbers:	(866) 393-4306 (Domestic toll-free)
(734) 385-2616 (International)
Conference ID:	58918833

Webcast URL:	www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” “Segment Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, a “Note About Non-GAAP Financial Measures” is set forth in a later section in this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific onshore and offshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 4,000 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 100 MBbl/d of crude oil and 240 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity. The Partnership owns the third largest cylinder exchange business and one of the largest regional retail propane providers.

For more information about American Midstream Partners, LP, visit www.americanmidstream.com.

Investor Contact

Mark Buscovich, (346) 241-3467

mbuscovich@americanmidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2017 financial performance, consummation of transactions, operational volumetrics and improvements, growth projects, distributions, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). Risks we face include risks associated with the pending merger with JP

Energy Partners, the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, operational issues, actions by regulatory agencies and third parties and industry and market conditions. See our “Risk Factor” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017, and in our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$5,903	$5,666
Property, plant and equipment, net	1,166,421	1,145,003
Intangible assets, net	212,990	225,283
Investment in unconsolidated affiliates	286,548	291,988
Other assets, net	380,080	681,381

Total assets	$2,051,942	$2,349,321

Liabilities, Equity and Partners’ Capital
Current portion of long-term debt	$1,757	$5,485
3.77% Senior notes (Non-recourse)	55,294	55,979
8.50% Senior unsecured notes	292,609	291,309
Long-term debt	678,042	888,250
Other liabilities, net	192,375	189,051
Convertible preferred units	338,195	334,090
Partners’ capital
General Partner interests (953 thousand and 680 thousand units issued and outstanding as of June 30, 2017 and December 31, 2016, respectively)	(26,664)	(47,645)
Limited Partner interests (51,760 thousand and 51,351 thousand units issued and outstanding as of June 30, 2017 and December 31, 2016, respectively)	502,311	616,087
Accumulated other comprehensive income (loss)	2	(40)
Noncontrolling interests	18,021	16,755

Total liabilities, equity and partners’ capital	$2,051,942	$2,349,321

American Midstream Partners, LP and Subsidiaries

Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue	$193,426	$187,203	$393,315	$330,817
Gain (loss) on commodity derivatives, net	207	(1,367)	(50)	(1,605)

Total revenue	193,633	185,836	393,265	329,212

Operating expenses:
Purchases of natural gas, NGLs and condensate	128,816	115,080	261,601	189,018
Direct operating expenses	31,884	31,967	61,972	62,542
Corporate expenses	30,084	22,281	62,928	43,382
Depreciation, amortization and accretion expense	30,170	26,398	59,521	51,439
(Gain) loss on sale of assets, net	52	478	(176)	1,600

Total operating expenses	221,006	196,204	445,846	347,981

Operating loss	(27,373)	(10,368)	(52,581)	(18,769)
Other income (expense):
Interest expense	(17,152)	(10,610)	(35,118)	(18,912)
Other expense	72	496	86	527
Earnings in unconsolidated affiliates	17,552	11,702	32,954	19,045

Loss from continuing operations before tax	(26,901)	(8,780)	(54,659)	(18,109)
Income tax expense	(801)	(701)	(1,924)	(1,436)

Loss from continuing operations	(27,702)	(9,481)	(56,583)	(19,545)
Loss from discontinued operations, net of tax	—	—	—	(539)

Net loss	(27,702)	(9,481)	(56,583)	(20,084)
Less: Net loss attributable to noncontrolling interests	1,462	954	2,765	951

Net loss attributable to the Partnership	$(29,164)	$(10,435)	$(59,348)	$(21,035)

General Partner’s interest in net loss	$(375)	$(107)	$(795)	$(204)

Limited Partners’ interest in net loss	$(28,789)	$(10,328)	$(58,553)	$(20,831)

Distribution declared per common unit	$0.4125	$0.4125	$0.8250	$0.8850
Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.72)	$(0.33)	$(1.46)	$(0.65)
Loss from discontinued operations	—	—	—	(0.01)

Net loss	$(0.72)	$(0.33)	$(1.46)	$(0.66)

Weighted average number of common units outstanding:
Basic and diluted	51,870	51,090	51,870	51,090

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(56,583)	$(20,084)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	59,521	51,650
Unrealized loss on derivatives contracts, net	3,020	4,870
(Gain) loss on sale of assets	(176)	1,486
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed	19,171	11,794

Net cash provided by operating activities	24,953	49,716

Cash flows from investing activities
Acquisitions, net of cash acquired and settlements	(32,000)	—
Acquisition of investments in unconsolidated affiliates	—	(100,908)
Additions to property, plant and equipment	(44,039)	(54,658)
Restricted cash	302,643	—
Other cash flows from investing activities, net	5,711	13,590

Net cash provided by (used in) investing activities	232,315	(141,976)

Cash flows from financing activities
Proceeds from issuance of common units, net of offering costs	—	2,986
Borrowings on credit agreement	173,700	245,200
Payments on credit agreement	(383,908)	(101,900)
Other cash flow from financing activities, net	(46,823)	(53,972)

Net cash provided by (used in) financing activities	(257,031)	92,314

Net increase (decrease) in cash and cash equivalents	237	54

Cash and cash equivalents
Beginning of period	5,666	1,987

End of period	5,903	2,041

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net loss attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA:
Net loss attributable to the Partnership	$(29,164)	$(10,435)	$(59,348)	$(21,035)
Add:
Depreciation, amortization and accretion expense	29,885	26,398	58,956	51,439
Interest expense	13,900	9,800	28,835	17,400
Debt issuance costs	714	1,152	2,116	1,475
Unrealized loss on derivatives, net	1,748	3,488	3,021	4,870
Non-cash equity compensation expense	1,195	1,408	5,233	3,051
Transaction expenses	12,067	3,089	20,685	4,162
Income tax expense	801	701	1,924	1,436
Discontinued operations	—	(8)	—	168
Distributions from unconsolidated affiliates	15,900	26,562	38,394	40,077
General Partner contribution	15,130	3,500	24,744	5,000
Deduct:
Earnings in unconsolidated affiliates	17,552	11,702	32,954	19,045
Other, net	136	(32)	164	(55)
Gain (loss) on sale of assets, net	(52)	(478)	176	(1,600)

Adjusted EBITDA	$44,540	$54,463	$91,266	$90,653

Deduct:
Interest expense	13,937	7,109	28,835	13,117
Maintenance capital	2,113	1,974	4,121	3,843
Series A , C and D Convertible Preferred Cash Payment	6,734	3,751	13,441	3,751

Distributable Cash Flow	$21,756	$41,629	$44,869	$69,942

Limited Partner Distributions	21,390	24,782	46,303	51,782

Distribution Coverage	1.0x	1.7x	1.0x	1.4x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership

(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reconciliation of Segment Gross Margin to Net loss attributable to the Partnership
Gas Gathering and Processing Services segment gross margin	$12,651	$13,337	$23,902	$24,957
Liquid Pipelines and Services segment gross margin	6,683	9,432	13,153	15,284
Natural Gas Transportation Services segment gross margin	5,631	3,843	11,750	9,406
Offshore pipelines and services segment gross margin	25,623	20,558	51,426	33,819
Terminalling Services segment gross margin	10,760	11,586	21,920	21,030
Propane Marketing Services segment gross margin	17,952	22,316	37,254	50,621

Total Segment Gross margin	79,300	81,072	159,405	155,117
Less:
Direct operating expenses	28,886	29,579	55,903	57,545

Total Operating margin	50,414	51,493	103,502	97,572
Plus:
Gain (loss) on commodity derivatives, net	207	(1,367)	(50)	(1,605)
Less:
Corporate Expenses	30,084	22,281	62,928	43,382
Depreciation, amortization and accretion expense	30,170	26,398	59,521	51,439
Gain (loss) on sale of assets, net	52	478	(176)	1,600
Interest expense	17,152	10,610	35,118	18,912
Other expense	(72)	(496)	(86)	(527)
Other, net	136	(365)	806	(730)
Income tax expense	801	701	1,924	1,436
Loss from discontinued operations, net of tax	—	—	—	539
Net income attributable to noncontrolling interest	1,462	954	2,765	951

Net loss attributable to the Partnership	$(29,164)	$(10,435)	$(59,348)	$(21,035)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Segment Financial and Operating Data:
Gas Gathering and Processing Services segment
Financial data:
Segment gross margin	$12,651	$13,337	$23,902	$24,957
Less: Direct operating expenses	8,045	8,945	16,110	17,492

Segment operating margin	$4,606	$4,392	$7,792	$7,465

Operating data:
Average throughput (MMcf/d)	209.0	216.4	208.0	221.0
Average plant inlet volume (MMcf/d)	104.5	100.7	104.0	103.0
Average gross NGL production (Mgal/d)	398.8	263.3	348.0	269.0
Average gross condensate production (Mgal/d)	79.8	84.3	81.0	78.0

Liquid Pipelines and Services segment
Financial data:
Segment gross margin	$6,683	$9,432	$13,153	$15,284
Less: Direct operating expenses	1,833	2,235	3,907	4,701

Segment operating margin	$4,850	$7,197	$9,246	$10,583

Distributions:
Tri-States/Wilprise	$1,689	$1,092	$3,018	$1,092
Operating data:
Average throughput Tri-States/Wilprise (MBbls/d)	95.0	89.0	88.0	89.0
AMID Average throughput Other Pipelines (MBbls/d)	33.0	31.1	33.0	31.4
Average throughput Truck (MBbls/d)	1.9	2.0	1.8	1.6

Natural Gas Transportation Services segment
Financial data:
Segment gross margin	$5,631	$3,843	$11,750	$9,406
Less: Direct operating expenses	1,928	1,963	3,163	3,190

Segment operating margin	$3,703	$1,880	$8,587	$6,216

Operating data:
Average throughput (MMcf/d)	407.0	388.0	398.0	433.0

Offshore Pipelines and Services segment
Financial data:
Segment gross margin	$25,623	$20,558	$51,426	$33,819
Less: Direct operating expenses	3,490	2,802	6,070	5,055

Segment operating margin	$22,133	$17,756	$45,356	$28,764

Distributions:
Destin/Okeanos	$8,861	$8,631	$18,786	$8,631
Delta House	5,349	15,739	15,890	28,359
Other	—	1,100	700	1,995

Total	$14,210	$25,470	$35,376	$38,985

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating data:
AMID Average throughput (MMcf/d)	322.0	493.0	363.0	462.0
Average throughput Destin/Okeanos (MDth/d)	1,172.0	1,256.0	1,128.0	1,256.0
Average throughput Delta House (MBOE/d)	111.0	91.0	109.0	94.0
Average throughput Other (MBbls/d)	19.0	30.0	23.0	31.0

Terminalling Services segment
Financial data:
Segment revenue	$15,831	$17,555	$34,457	$31,774
Less: Purchases of natural gas, NGLs and condensate	2,073	3,542	6,466	5,747
Direct operating expenses	2,998	2,388	6,071	4,997
Unrealized gain(loss) on commodity derivatives	—	39	—	—

Segment operating margin	$10,760	$11,586	$21,920	$21,030

Operating data:
Contracted Capacity (Bbls)	5,139,367	5,018,233	5,219,517	4,768,767
Design Capacity (Bbls)	5,400,800	5,150,800	5,400,800	4,975,800
Storage utilization	95.2%	97.4%	96.6%	95.8%
Terminalling and Storage throughput (Bbls/d)	60,711	59,306	116,990	118,597

Propane Marketing Services segment
Financial data:
Segment gross margin	$17,952	$22,316	$37,254	$50,621
Less: Direct operating expenses	13,590	13,634	26,652	27,107

Segment operating margin	$4,362	$8,682	$10,602	$23,514

Operating data:
NGL and refined product sales (Mgal/d)	151.6	164.3	176.7	201.7

Appendix A

Note About Non-GAAP Financial Measures

Gross margin, segment gross margin, operating margin and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider gross margin, operating margin, or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Gross margin, operating margin and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, debt issuance costs paid during the period, distributions from investments in unconsolidated affiliates, transaction expenses primarily associated with our JPE Merger, Delta House acquisition, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives and selected charges that are unusual, less construction and operating management agreement income, other post-employment benefits plan net periodic benefit, earnings in unconsolidated affiliates, gains (losses) on the sale of assets, net, and selected gains that are unusual. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is net income (loss) attributable to the Partnership.

In this release, we present projected Adjusted EBITDA guidance for 2017. We are unable to project net income (loss) attributable to the Partnership to provide the related reconciliations of projected Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP, because the impact of changes in distributions from unconsolidated affiliates, operating assets and liabilities, the volume and timing of payments received and utilized from our customers are out of our control and cannot be reasonably predicted. We provide a range for the forecast of Adjusted EBITDA to allow for the variability in gain (loss) on sale of assets, timing of cash receipts and disbursements, customer utilization of our assets, interest expense and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of Adjusted EBITDA to projected net income (loss) attributable to the Partnership is not available without unreasonable effort.”

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, normalized maintenance capital expenditures, and distributions related to the Series A, Series C, and Series D convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and gross margin are metrics that we use to evaluate our performance.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define segment gross margin in our Propane Marketing Services segment as total revenue less purchases of natural gas, NGLs and condensate excluding non-cash charges such as non-cash unrealized gains or plus unrealized losses on commodity derivatives.

Gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services, Terminalling Services and Propane Marketing Services segments. The GAAP measure most directly comparable to gross margin is Net income (loss) attributable to the Partnership.